Exhibit 99(a)
News Release
Integra Bank Corporation Reports 2007 Financial Results
•	Net Income and Earnings Per Share for 2007 Increase To $32.8 million and $1.66—increase of 67.8% and 49.5%, Respectively over 2006 Results
•	Net Interest Margin of 3.46% for 2007 Up 3 Basis Points from 2006—Net Interest Income Increases $10.9 Million or 13.3%
•	Non-interest Income Increases $4.0 million or 11.1% From 2006
•	Allowance to Total Loans Increases 3 Basis Points to 1.18% From Third Quarter—Net Charge-offs Remain Low at 19 Basis Points for the Year
•	Commercial Loan Growth Continues—Up $75 Million or 20% Annualized from Third Quarter of 2007
•	Non-Performing Loans Increase to .98% of Total Loans in Fourth Quarter, Yet Remain Below Peer Levels
EVANSVILLE, INDIANA — January 22, 2008 — Integra Bank Corporation (Nasdaq Global Market: IBNK) today reported net income for 2007 of $32.8 million, an increase of $13.3 million or 67.8% over 2006 results. Diluted earnings per share were $1.66, compared to $1.11 for 2006, an increase of 49.5%. Returns on assets and equity were 1.06% and 10.92% for 2007, as compared to 0.72% and 8.50% for 2006.
Comparisons between 2007 and 2006 were affected by a significant event in each year. Financial results for 2007 were impacted by the second quarter acquisition of Prairie Financial Corporation, a privately-held 15 year old community bank with five offices in the Chicago metropolitan area. Financial results for 2006 were impacted by a fourth quarter charge-off and related provision for loan losses of a $17.7 million lending relationship.
Financial results for 2007, compared to 2006, included increases in net-interest income of $10.9 million and non-interest income of $4.0 million, as well as a decrease in the provision for loan losses of $16.1 million, partially offset by increases in non-interest expense of $11.2 million and tax expense of $6.6 million. The net interest margin increased 3 basis points to 3.46%. The allowance to total loans was 1.18% at both December 31, 2007 and 2006, while the net charge off ratio decreased from 1.32% to 0.19%. Non-performing assets increased $15.8 million to $25.6 million, while the allowance to non-performing loans decreased from 239% to 120%.
Returns on assets and equity were 0.94% and 9.50% for the fourth quarter of 2007 compared to 1.13% and 11.34% for the third quarter of 2007.
Fourth quarter 2007 results, as compared to third quarter 2007, included increases in the provision for loan losses of $1.6 million and non-interest expense of $0.5 million, partially offset by decreases in non-interest income of $0.1 million and income taxes of $0.9 million. Net interest income was $24.7 million for both the third and fourth quarters of 2007, while the net interest margin decreased 10 basis points to 3.42%. Commercial loans increased $75.4 million, or 19.9% annualized. This increase in loan volume offset the decline in net interest margin. Non-interest income was $10.3 million for the fourth quarter, compared to $10.4 million for the preceding quarter. The allowance to total loans increased 3 basis points to 1.18% while net charge offs increased 12 basis points to 0.25%. Non-performing assets increased $5.5 million, or 27.5%, while the allowance to non-performing loans decreased from 164% to 120%.

“During 2007, our industry saw the quick beginning and rapid acceleration of a credit cycle that has produced dramatic declines in housing starts, near record levels of home inventory, a decline in home prices and the highest mortgage delinquency rates in 20 years,” stated Mike Vea, Chairman, President and CEO. “It resulted in higher levels of non-performing loans and net charge-offs and a 35% decline in the S&P Bank Index. Given that environment, we were pleased that we were able to maintain continued solid commercial loan growth, stable revenues, and low net charge-offs during the fourth quarter, even though our overall results fell short of our expectations. Our fourth quarter results were negatively impacted by increases in our non-performing loans, reflecting the slowdown among residential builders, as well as the short term impact of interest rate cuts. We believe we are well positioned going into 2008. We continue to improve our earning asset mix, grow our customer base and cross sell new products to our customers,” added Vea.
Commercial and Direct Consumer Loan Growth Continues
Higher yielding commercial loan average balances increased $75.4 million during the fourth quarter, as compared to the preceding quarter, a 19.9% annualized growth rate. This growth came in the areas of commercial real estate and Cincinnati commercial. Commercial loan average balances were 53.2% of earning assets for the fourth quarter of 2007, up from 52.1% for the third quarter of 2007, and 41.7% for the fourth quarter of 2006.
Direct consumer loan average balances increased $4.6 million in the fourth quarter, or 11.3% annualized. The increases in commercial and direct consumer loans more than offset planned declines of $5.5 million in indirect consumer loans and residential mortgage loans of $18.3 million. Both the indirect and residential mortgage reductions were in line with the company’s strategy to improve its earning asset mix and have been consistent throughout 2007.
“The continued success of our commercial real estate and commercial banking teams, coupled with strong direct consumer lending growth in our community markets, were the primary contributors to the improvement in our earning asset mix and overall earnings,” stated Vea. “We are pleased with the returns on our continued investments in commercial banking and are confident that the new commercial bankers that we added during the second half of 2007 will help continue our momentum in 2008,” Vea added.
Net Interest Margin and Net Interest Income
The net interest margin was 3.46% for 2007, a three basis point improvement over 2006. An increase in the yield on earning assets of 0.51% to 7.00%, was partially offset by an increase in the cost of interest bearing liabilities of 0.50%. Net interest income increased $10.9 million, or 13.3%, to $93.2 million. Average loan balances increased $346 million, due primarily to strong commercial growth coupled with the loans added by the Prairie acquisition. This growth was funded primarily by higher time deposit and transaction account balances.
The net interest margin for the fourth quarter of 2007 was 3.42%, compared to 3.52% for the third quarter of 2007, while net interest income was $24.7 million for both 2007 quarters. With the current rate environment, the company’s $1.4 billion of floating rate loans repriced more quickly than floating rate liabilities, resulting in a reduction to net interest income. Higher yielding commercial loan balances offset the decrease in margin, resulting in stable net interest income.
Non-Interest Income
Non-interest income was $39.8 million for 2007, an increase of $4.0 million, or 11.1% from 2006. Non-interest income resulting from the Prairie acquisition was $1.1 million of this increase. Service charges on deposit accounts increased $1.4 million, or 7.6%, while debit card income increased $1.1 million, or 32.7%. Annuity income increased $0.3 million or 38.3%. Non-interest income also included a $0.6 million gain on the first quarter 2007 sale of the company’s mortgage servicing rights portfolio.

Non-interest income was $10.3 million for the fourth quarter, compared to $10.4 million for the preceding quarter. Trading gains, mark-to-market adjustments and an increase in debit card income offset slight declines in deposit service charges, annuity income and securities gains.
Non-Interest Expense
Non-interest expense was $87.0 million for 2007, an increase of $11.2 million, or 14.7% from 2006. Higher expenses resulting from the Prairie acquisition contributed $4.9 million in direct costs and merger-related expenses. Personnel expense increased $5.9 million, or 14.7%, reflecting the addition of employees in the Chicago region, and other investments made within the commercial banking line of business. Occupancy expense increased $1.2 million, or 15.3%, due to the addition of the Chicago branches from the Prairie acquisition and the opening of a new banking center in the Greater Cincinnati metropolitan area.
Fourth quarter 2007 non-interest expense was $22.8 million, a $0.5 million, or 2.4% increase from the third quarter of 2007. Personnel expenses increased by $0.8 million, primarily due to higher health insurance costs and investments in personnel for the commercial banking line of business.
Credit Quality
The provision for loan losses was $4.2 million for 2007, compared to $20.3 million for 2006. Net charge-offs for 2007 totaled $4.1 million, compared to $23.5 million in 2006. Net charge-offs and the provision for loan losses for 2006 reflected the write-off of a single $17.7 million lending relationship.
The provision for loan losses was $2.3 million for the fourth quarter of 2007, compared to $0.7 million for the third quarter. Net charge-offs totaled $1.4 million, resulting in a net charge-off ratio of 0.25% for the fourth quarter, compared to $0.7 million or 0.13% for the third quarter. The year to date net charge-off ratio was 0.19%.
The allowance for loan losses at December 31, 2007, was 120% of non-performing and 1.18% of total loans, compared to 164% and 1.15% at September 30, 2007, and 239% and 1.18% at December 31, 2006. The ratio of non-performing loans to total loans at December 31, 2007, was 0.98%, compared to 0.70% at September 30, 2007, and 0.49% at December 31, 2006. Non-performing loans in the company’s Chicago region represented approximately 60% of the company’s total non-performing loans at December 31, 2007. Non-performing loans increased $6.6 million from September 30, 2007, while other real estate owned declined $1.1 million.
“Our loan portfolio is not immune to the challenges facing our industry,” stated Mike Vea, Chairman, President and CEO. “We experienced an increase in non-performing assets due primarily to our residential builder portfolio, which is located predominately in our Chicago region. Our levels of non-performing assets remain below peer levels, which we expect to continue, largely due to the economic conditions of our footprint, which does not experience the highs and lows that many other regions of the country experience,” added Vea.
Income Taxes
The effective tax rate for the fourth quarter of 2007 was 20.0%, while the rate for the year was 21.6%, and the rate for the third quarter was 24.0%. Income tax expense for 2007 included receipt of a federal income tax refund of $0.9 million. The effective rate for the year, exclusive of that refund, would have been 23.9%.
Capital
Integra’s capital ratios remain strong, are within the regulatory requirements for being well capitalized as well as within Integra’s internal policy guidelines, and were basically unchanged from September 30, 2007.

Definitive Agreement to Acquire Peoples Community Bancorp
On September 13, 2007, Integra announced that it had entered into a definitive agreement to acquire Peoples Community Bancorp, Inc. of Cincinnati, Ohio (“Peoples”). Peoples is the holding company for Peoples Community Bank, a federally chartered stock savings bank, with 19 offices and 24 ATMs in the Greater Cincinnati metropolitan area. Under the terms of the merger agreement, which has been approved by both companies’ boards of directors, each share of Peoples stock will be converted into the right to receive 0.6175 shares of Integra common stock and $6.30 in cash. Based upon Integra’s closing price on September 12, 2007 of $18.45 per share, the merger consideration is equivalent to $17.69 per share of Peoples common stock or $85.6 million in total. Integra will also pay approximately $0.7 million for Peoples stock options.
The transaction remains pending Peoples’ shareholder approval, regulatory approvals and other customary closing conditions. Based upon financial data for Integra and Peoples as of September 30, 2007, the combined company will have approximately $4.2 billion in total assets, $3.1 billion in deposits and $3.0 billion in loans.
Conference Call
Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook on Tuesday, January 22, 2008, at 8:00 a.m. CST. The telephone number for the conference call is (877) 419-6592, confirmation code 7714686. The conference call will also be available by webcast at http://www.integrabank.com/webcasts.
About Integra
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of December 31, 2007, Integra has $3.4 billion in total assets and operates 80 banking centers and 134 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Moody’s Investors Service has assigned an investment grade rating of A3 for Integra Bank’s long-term deposits. Integra Bank Corporation’s Corporate Governance Quotient (CGQ) rating as of January 1, 2008, has IBNK outperforming 98.7% of the companies in the Russell 3000 Index and 98.3% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.
Safe Harbor
Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions, either national or in the markets in which Integra does business, are less favorable than expected; (2) changes in the interest rate environment that reduce net interest margin; (3) charge-offs and loan loss provisions; (4) the ability of Integra to maintain required capital levels and adequate sources of funding and liquidity; (5) changes and trends in capital markets; (6) competitive pressures among depository institutions increase significantly; (7) effects of critical accounting policies and judgments; (8) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (9) legislative or regulatory changes or actions, or significant litigation that adversely affect Integra or the business in which Integra is engaged; (10) ability to attract and retain key personnel; (11) difficulties in combining the operations of Peoples; (12) ability to secure confidential information through the use of computer systems and telecommunications network; and (13) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity, and other factors described in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Contacts:
Mike Vea, Chairman, President and CEO — 812-464-9604
Martin Zorn, CFO, EVP-Finance and Risk — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677
Web site:
http://www.integrabank.com

Summary Operating Results Data
Here is a summary of Integra’s fourth quarter 2007 operating results:
Net income of $7.9 million for fourth quarter and $32.8 million for the year ended December 31, 2007
•	Compared with $7.4 million, $8.3 million and $9.2 million for the first, second and third quarters of 2007

•	Compared with $(2.6) million for fourth quarter 2006

•	Compared with $19.5 million for the year 2006
Diluted net income per share of $0.38 for fourth quarter and $1.66 for the year ended December 31, 2007
•	Compared with $0.41, $0.41, and $0.45 for the first, second and third quarters 2007

•	Compared with $(0.15) for fourth quarter 2006

•	Compared with $1.11 for the year 2006
Return on assets of 0.94% for fourth quarter and 1.06% for year 2007
•	Compared with 1.13% for third quarter 2007

•	Compared with (0.38)% for fourth quarter 2006

•	Compared with 0.72% for year 2006
Return on equity of 9.50% for fourth quarter and 10.92% for year 2007
•	Compared with 11.34% for third quarter 2007

•	Compared with (4.26)% for fourth quarter 2006

•	Compared with 8.50% for year 2006
Net interest margin of 3.42% for fourth quarter and 3.46% for year 2007
•	Compared with 3.52% for third quarter 2007

•	Compared with 3.41% for fourth quarter 2006

•	Compared with 3.43% for year 2006
Allowance for loan losses of $27.3 million or 1.18% of loans at December 31, 2007
•	Compared with $26.4 million or 1.15% at September 30, 2007

•	Compared with $21.2 million or 1.18% at December 31, 2006

•	Equaled 120.3% of non-performing loans at December 31, 2007, compared with 164.5% at September 30, 2007 and 239.0% at December 31, 2006
Non-performing loans of $22.7 million or 0.98% of loans at December 31, 2007
•	Compared with $16.1 million or 0.70% of loans at September 30, 2007
•	Compared with $8.9 million or 0.49% at December 31, 2006
Annualized net charge-off rate of 0.25% for fourth quarter and 0.19% for year 2007
•	Compared with 0.13% for third quarter 2007

•	Compared with 4.03 % for fourth quarter 2006

•	Compared with 1.32% for full year 2006

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
ASSETS	2007	2006
Cash and due from banks	$72,360	$65,400
Federal funds sold and other short-term investments	3,630	3,998
Loans held for sale (at lower of cost or market value)	5,928	1,764
Securities available for sale	582,499	614,718
Securities held for trading	53,782	—
Regulatory stock	29,179	24,410
Loans:
Commercial loans	1,604,785	1,018,930
Consumer loans	423,481	421,957
Mortgage loans	283,112	350,089
Less: Allowance for loan losses	(27,261)	(21,155)

Net loans	2,284,117	1,769,821
Premises and equipment	50,552	46,157
Goodwill	123,050	44,491
Other intangible assets	11,652	6,832
Other assets	133,458	106,888

TOTAL ASSETS	$3,350,207	$2,684,479

LIABILITIES
Deposits:
Non-interest-bearing demand	$265,554	$252,851
Savings & interest checking	516,925	497,548
Money market	401,098	296,732
Certificates of deposit and other time deposits	1,156,560	906,721

Total deposits	2,340,137	1,953,852
Short-term borrowings	272,270	217,518
Long-term borrowings	376,707	254,521
Other liabilities	33,093	23,114

TOTAL LIABILITIES	3,022,207	2,449,005

SHAREHOLDERS’ EQUITY
Preferred stock - 1,000 shares authorized — None outstanding
Common stock — $1.00 stated value - 29,000 shares authorized	20,650	17,794
Additional paid-in capital	206,991	135,054
Retained earnings	107,001	88,355
Accumulated other comprehensive income (loss)	(6,642)	(5,729)

TOTAL SHAREHOLDERS’ EQUITY	328,000	235,474

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,350,207	$2,684,479

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
INTEREST INCOME
Interest and fees on loans and leases	$43,217	$43,586	$41,486	$32,130	$32,860
Interest and dividends on securities available for sale	7,313	7,294	7,495	7,289	7,521
Interest on securities held for trading	364	—	—	—	—
Dividends on regulatory stock	345	314	281	346	328
Interest on loans held for sale	85	77	45	28	31
Interest on federal funds sold and other investments	60	56	60	49	62

Total interest income	51,384	51,327	49,367	39,842	40,802

INTEREST EXPENSE
Interest on deposits	19,251	19,790	20,017	14,684	15,138
Interest on short-term borrowings	2,501	2,648	2,264	2,018	2,147
Interest on long-term borrowings	4,977	4,191	3,519	2,811	2,889

Total interest expense	26,729	26,629	25,800	19,513	20,174

NET INTEREST INCOME	24,655	24,698	23,567	20,329	20,628
Provision for loan losses	2,280	723	455	735	18,091

Net interest income after provision for loan losses	22,375	23,975	23,112	19,594	2,537

NON-INTEREST INCOME
Service charges on deposit accounts	5,283	5,408	5,408	4,218	4,842
Trust income	587	588	602	614	595
Debit card income-interchange	1,284	1,136	1,064	895	954
Other service charges and fees	1,039	1,286	1,133	1,204	939
Securities gains	8	219	56	166	589
Gain (Loss) on sale of other assets	48	(5)	60	539	6
Other	2,015	1,755	1,608	1,579	1,518

Total non-interest income	10,264	10,387	9,931	9,215	9,443

NON-INTEREST EXPENSE
Salaries and employee benefits	12,104	11,319	11,693	10,765	9,564
Occupancy	2,461	2,474	2,388	2,107	2,143
Equipment	965	832	822	824	813
Professional fees	923	1,073	893	1,137	859
Communication and transportation	1,466	1,490	1,303	1,171	1,218
Other	4,847	5,054	4,771	4,163	4,263

Total non-interest expense	22,766	22,242	21,870	20,167	18,860

Income before income taxes	9,873	12,120	11,173	8,642	(6,880)
Income taxes expense (benefit)	1,970	2,914	2,840	1,286	(4,280)

NET INCOME (LOSS)	$7,903	$9,206	$8,333	$7,356	$(2,600)

Earnings per share:
Basic	$0.38	$0.45	$0.41	$0.42	$(0.15)
Diluted	0.38	0.45	0.41	0.41	(0.15)

Weighted average shares outstanding:
Basic	20,535	20,527	20,331	17,678	17,697
Diluted	20,542	20,545	20,407	17,786	17,864

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
INTEREST INCOME
Interest and fees on loans and leases	$43,217	$32,860	$160,419	$125,504
Interest and dividends on securities available for sale	7,313	7,521	29,391	30,937
Interest on securities held for trading	364	—	364	—
Dividends on regulatory stock	345	328	1,286	1,479
Interest on loans held for sale	85	31	235	140
Interest on federal funds sold and other investments	60	62	225	333

Total interest income	51,384	40,802	191,920	158,393

INTEREST EXPENSE
Interest on deposits	19,251	15,138	73,742	54,421
Interest on short-term borrowings	2,501	2,147	9,431	8,574
Interest on long-term borrowings	4,977	2,889	15,498	13,092

Total interest expense	26,729	20,174	98,671	76,087

NET INTEREST INCOME	24,655	20,628	93,249	82,306
Provision for loan losses	2,280	18,091	4,193	20,294

Net interest income after provision for loan losses	22,375	2,537	89,056	62,012

NON-INTEREST INCOME
Service charges on deposit accounts	5,283	4,842	20,317	18,879
Trust income	587	595	2,391	2,361
Debit card income-interchange	1,284	954	4,379	3,301
Other service charges and fees	1,039	939	4,662	4,155
Securities gains	8	589	449	577
Gain on sale of other assets	48	6	642	93
Other	2,015	1,518	6,957	6,461

Total non-interest income	10,264	9,443	39,797	35,827

NON-INTEREST EXPENSE
Salaries and employee benefits	12,104	9,564	45,881	39,990
Occupancy	2,461	2,143	9,430	8,182
Equipment	965	813	3,443	3,412
Professional fees	923	859	4,026	2,955
Communication and transportation	1,466	1,218	5,430	4,933
Other	4,847	4,263	18,835	16,405

Total non-interest expense	22,766	18,860	87,045	75,877

Income before income taxes	9,873	(6,880)	41,808	21,962
Income taxes expense (benefit)	1,970	(4,280)	9,010	2,415

NET INCOME (LOSS)	$7,903	$(2,600)	$32,798	$19,547

Earnings per share:
Basic	$0.38	$(0.15)	$1.66	$1.11
Diluted	0.38	(0.15)	1.66	1.11

Weighted average shares outstanding:
Basic	20,535	17,697	19,778	17,546
Diluted	20,542	17,864	19,812	17,658

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
EARNINGS DATA
Net Interest Income (tax-equivalent)	$25,436	$25,495	$24,366	$20,945	$21,286
Net Income (Loss)	7,903	9,206	8,333	7,356	(2,600)
Basic Earnings Per Share	0.38	0.45	0.41	0.42	(0.15)
Diluted Earnings Per Share	0.38	0.45	0.41	0.41	(0.15)
Dividends Declared	0.18	0.18	0.18	0.17	0.17
Book Value	15.88	15.74	15.33	13.51	13.23
Tangible Book Value	9.36	9.19	8.92	10.61	10.35

PERFORMANCE RATIOS
Return on Assets	0.94%	1.13%	1.04%	1.12%	(0.38)
Return on Equity	9.50	11.34	10.71	12.62	(4.26)
Net Interest Margin (tax-equivalent)	3.42	3.52	3.40	3.48	3.41
Tier 1 Capital to Risk Assets	9.41	9.30	9.41	11.01	10.80
Capital to Risk Assets	11.57	11.52	11.76	12.71	12.51
Tangible Equity to Tangible Assets	6.01	5.96	5.97	7.20	6.99
Efficiency Ratio	62.51	61.09	62.65	66.46	61.80

AT PERIOD END
Assets	$3,350,207	$3,317,320	$3,214,362	$2,656,211	$2,684,479
Interest-Earning Assets	2,986,396	2,933,165	2,862,520	2,415,717	2,435,866
Commercial Loans	1,604,785	1,572,013	1,467,730	1,040,004	1,018,930
Consumer Loans	423,481	422,737	426,086	412,576	421,957
Mortgage Loans	283,112	305,238	324,411	337,480	350,089
Total Loans	2,311,378	2,299,988	2,218,227	1,790,060	1,790,976
Deposits	2,340,137	2,383,953	2,415,619	1,995,728	1,953,852
Low Cost Deposits (1)	782,479	779,234	791,587	742,645	750,399
Interest-Bearing Liabilities	2,723,560	2,664,101	2,585,213	2,141,347	2,173,040
Shareholders’ Equity	328,000	325,090	316,313	238,707	235,474
Unrealized Gains (Losses) on Market Securities (FASB 115)	(5,492)	(4,171)	(6,848)	(3,294)	(4,879)

AVERAGE BALANCES
Assets	$3,320,443	$3,232,918	$3,198,981	$2,658,785	$2,707,539
Interest-Earning Assets (2)	2,964,101	2,882,412	2,866,946	2,417,417	2,469,010
Commercial Loans	1,576,840	1,501,430	1,425,439	1,021,373	1,028,889
Consumer Loans	423,197	423,607	427,419	416,532	423,325
Mortgage Loans	295,186	313,535	340,430	342,344	355,412
Total Loans	2,295,223	2,238,572	2,193,288	1,780,249	1,807,626
Deposits	2,375,759	2,377,662	2,435,682	1,980,454	2,016,184
Low Cost Deposits (1)	780,531	794,157	799,513	738,439	742,090
Interest-Bearing Liabilities	2,683,304	2,595,245	2,572,178	2,148,320	2,187,665
Shareholders’ Equity	330,136	322,028	312,063	236,333	242,248
Basic Shares	20,535	20,527	20,331	17,678	17,697
Diluted Shares	20,542	20,545	20,407	17,786	17,864

(1)	Defined as interest checking, demand deposit and savings accounts.

(2)	Includes securities available for sale and held for trading at amortized cost.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con’t
(In thousands, except ratios and yields)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2007	2006
ASSET QUALITY

Non-Performing Assets:
Non Accrual Loans	$18,549	$14,543	$12,975	$8,816	$8,625
Loans 90+ Days Past Due	4,118	1,508	801	49	228

Non-Performing Loans	22,667	16,051	13,776	8,865	8,853
Other Real Estate Owned	2,923	4,016	3,563	1,246	936

Non-Performing Assets	$25,590	$20,067	$17,339	$10,111	$9,789

Allowance for Loan Losses:
Beginning Balance	$26,401	$26,390	$21,165	$21,155	$21,403
Allowance Associated with Acquisition	—	—	5,982	—	—
Provision for Loan Losses	2,280	723	455	735	18,091
Recoveries	236	362	426	348	463
Loans Charged Off	(1,656)	(1,074)	(1,638)	(1,073)	(18,802)

Ending Balance	$27,261	$26,401	$26,390	$21,165	$21,155

Ratios:
Allowance for Loan Losses to Loans	1.18%	1.15%	1.19%	1.18%	1.18%
Allowance for Loan Losses to Average Loans	1.19	1.18	1.20	1.19	1.17
Allowance to Non-performing Loans	120.27	164.48	191.57	238.75	238.96
Non-performing Loans to Loans	0.98	0.70	0.62	0.50	0.49
Non-performing Assets to Loans and Other Real Estate Owned	1.11	0.87	0.78	0.56	0.55
Net Charge-Off Ratio	0.25	0.13	0.22	0.17	4.03

NET INTEREST MARGIN

Yields (tax-equivalent)
Loans	7.41%	7.67%	7.52%	7.25%	7.18%
Securities	5.34	5.28	5.16	5.17	5.17
Regulatory Stock	4.73	4.80	4.36	5.68	5.05
Other Earning Assets	5.59	6.16	4.60	5.92	5.68

Total Earning Assets	7.00	7.19	7.01	6.76	6.64

Cost of Funds
Interest Bearing Deposits	3.63	3.75	3.73	3.44	3.41
Other Interest Bearing Liabilities	5.06	5.35	5.45	4.64	4.64
Total Interest Bearing Liabilities	3.95	4.07	4.02	3.68	3.65

Total Interest Expense to Earning Assets	3.58	3.67	3.61	3.28	3.23

Net Interest Margin	3.42%	3.52%	3.40%	3.48%	3.41%